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                                                                   Exhibit 10.22


                                                  January 28, 1997





Mr. Leo J. Hindery, Jr.
Managing General Partner
InterMedia Partners
235 Montgomery Street, Suite 420
San Francisco, CA  94104

         Re:      Consulting Agreement

Dear Mr. Hindery:

         This letter memorializes the agreement between you and HSN, Inc. (the "Company") regarding certain consulting services approved by the Compensation/Benefits Committee of the HSN, Inc. Board of Directors on January 27, 1997 (the "Effective Date").

         You have agreed to be available to consult with and advise senior executive officers of the Company, from time to time, if requested to do so, with respect to cable and financial issues relating to the Company's business. It is understood that you will not be required to devote any specific time to your services as a consultant hereunder, but shall respond to requests from the Company on a reasonable basis based upon your other time commitments. You will not be expected to travel or attend meetings with third parties unless you specifically agree to do so. Any travel undertaken at the Company's request will be reimbursed by the Company. You also will not be requested to consult on


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Leo J. Hindery, Jr.
January 28, 1997
Page 2


any matter involving any cable systems operated or controlled by Tele-Communications, Inc.

         In consideration of your services as consultant to the Company, you will be granted fully-vested options to purchase 40,500 shares of the Company's common stock at an exercise price of $32.78 per share. These options will expire in one-third increments on July 13, 1998, 1999 and 2000, respectively. You also will receive options to purchase 2,250 shares of the Company's common stock at an exercise price of $25.56. Of these options, 750 options were vested as of January 27, 1997 and 750 options will vest in each of the next two years on May
9. Each vested tranche of options is exercisable for a period of five years from the date of grant.

         This agreement will continue in force for three years from the Effective Date.

         We are delighted to have the benefit of your counsel. Please sign and return a copy of this letter to confirm the terms of this consulting agreement.

                                    Very truly yours,

                                    HSN, INC.

                                    /s/ Jed B. Trosper
                                    ______________________________________
                                    Jed B. Trosper
                                    Vice President, Chief Financial Officer
                                    and Treasurer


Accepted and agreed to:



/s/ Leo J. Hindery
_______________________
Leo J. Hindery, Jr.